Exhibit 99.1

Contact: John Leness

              General Counsel

              253-850-3500

FLOW INTERNATIONAL ANNOUNCES PRELIMINARY FISCAL 2006 FIRST QUARTER RESULTS

Company Returns to Profitability, Generates Strong Cash Flow from Operations, Completes Debt Refinancing

KENT, Wash., September 15, 2005 – Flow International Corporation (Nasdaq: FLOW), the world’s leading supplier of ultrahigh-pressure waterjet products, today reported preliminary results for its fiscal 2006 first quarter ended July 31, 2005. On a consolidated basis, FLOW reported quarterly sales of $49.7 million and operating income of $2.4 million, or 4.9% of sales, and net income of $708,000 or $0.02 basic and diluted earnings per share, including $344,000 of residual fees and interest expenses associated with the payoff of its subordinated debt, and tax expense of $861,000 as the Company recorded a tax liability for those foreign subsidiaries which reported earnings. By comparison, in the fiscal 2005 first quarter the Company reported consolidated sales of $49.0 million and operating income of $1.6 million, or 3.3% of sales, and a net loss of $2.3 million or $0.15 basic and diluted loss per share. In the quarter, the Company generated $5.8 million of cash flow from operations and completed the refinancing of its remaining senior debt with a new three year credit facility.

“Our return to profitability this quarter represents a major milestone for this company,” said Stephen R. Light, FLOW’s President and Chief Executive Officer. “At the outset of our restructuring program more than two years ago, we were saddled with a near-suffocating debt burden and faced a severe economic climate for large machine purchases. Through financial and operational discipline and focus on our core waterjet businesses, we’ve made good progress in restoring the company’s financial health, have started to grow the top line again, and have now returned to profitability on another quarter of strong operating cash flow. While we are pleased with our progress to date, we have more to do to realize Flow’s full potential.”

Preliminary Results

The Company has filed a Form 12b-25 to extend its Form 10-Q filing date. This was necessary as the Company’s Independent Registered Public Accounting Firm (“IRPAF”) has not completed its review of the consolidated financial statements for the interim period ended July 31, 2005. It is expected that the IRPAF will complete its review procedures within the extended deadline for the filling of the Form 10-Q for the interim period ended July 31, 2005.

The IRPAF has notified the Company that it had become aware of the omission of certain audit procedures in connection with the audit of the April 30, 2005 consolidated financial statements.

The IRPAF is presently in the process of completing these additional audit procedures and is not in a position to reissue its opinion on the Company’s April 30, 2005 consolidated financial statements until these procedures are completed.

The IRPAF has not informed the Company of any known or suspected errors in the April 30, 2005 consolidated financial statements. The Company believes that the financial statements presented in its previously filed April 30, 2005 Form 10-K remain reliable and that the balance sheet information as of April 30, 2005, derived from the audited consolidated financial statements included in the Annual Report on Form 10-K as of April 30, 2005, and the unaudited financial information as of and for the three months ended July 31, 2005 and 2004, that will be contained in the July 31, 2005 Form 10-Q fairly presents, in all material respects, the financial condition and result of operations of the Company.

In connection with the Company’s pending S-1 registration statement, the Company’s IRPAF will not be in a position to reissue its opinion on the Company’s April 30, 2005 consolidated financial statements until it has completed the additional audit procedures.

Operations Review

FLOW Waterjet: For the fiscal 2006 first quarter, Waterjet operations reported sales of $42.0 million and operating income of $2.8 million, compared to revenues of $38.3 million and operating income of $1.0 million in the fiscal 2005 first quarter. North America Waterjet sales increased $7.0 million from the year-ago quarter, as a result of the Company’s increased sales and marketing activity, as well as a 4% price increase on selected systems instituted February 1, 2005. In addition, aerospace sales, which are included in North America sales, increased $1.7 million from the prior-year quarter as a result of work completed on contracts awarded in fiscal 2005.

Within Waterjet during the fiscal 2006 first quarter ended July 31, 2005, compared to the comparable prior-year quarter:

•	Domestic waterjet systems sales increased 44% to $22.9 million on strong shapecutting sales and the beginning of percentage of completion revenue recognition on our backlog of large composite machining centers for the aerospace industry. The increase is primarily attributable to ongoing demand in the domestic marketplace, which recognizes the accuracy, speed, and versatility advantages of the waterjet over conventional cutting technologies.

•	System sales in Europe increased 15% to $7.5 million as the Company continued to benefit from market-specific pricing, standardized its system offerings, improved delivery, and from a recovering European marketplace.

•	Sales in South America improved $300,000 to $900,000 from a generally improving economic climate and increased sales of consumables, as more systems are placed into service.

•	Waterjet sales in Asia declined 9% to $5.8 million, primarily as a result of continuing sluggish demand in Japan.

•	Sales of non-core automation and core robotic waterjet cutting cells, which are sold primarily into the North American automotive industry, declined $4.1 million because of a slowdown in the domestic Tier 1 automotive market, as well as from the previously announced closing and relocation of the Company’s Wixom, Michigan facility to its Burlington, Ontario facility.

•	Consumables revenues increased $866,000 or 7% to $13.3 million, mostly from an increase in the number of systems in our installed base and sales of proprietary productivity enhancing kits, as well as increased usage of Flowparts.com for spare parts ordering.

Avure Technologies: For the fiscal 2006 first quarter, Avure recorded sales of $7.7 million and an operating loss of $324,000, compared to sales of $10.7 million and operating income of $598,000 million in the year-ago quarter.

Within Avure during the fiscal 2006 first quarter ended July 31, 2005, compared to the comparable prior-year quarter:

•	General Press sales declined 21% to $5.4 million, as both domestic and international press sales were affected by the timing of revenue recognition and new contract awards during the quarter. International Press sales are almost exclusively large contract sales in excess of $2 million per contract and accordingly revenue will vary depending on the number and stage of manufacture of these contracts. The Company continues to benefit from an overall increase in demand for its presses, even as sales fluctuate due to the 1-4 year sales and production cycle.

•	Avure’s Fresher Under Pressure® food technology revenue declined 40% to $2.3 million, attributable to the timing of food system production and the corresponding revenue recognition.

Subsequent Event

On August 26, 2005, the Company entered into an Asset Purchase Agreement with Barton Mines Company, a 127-year-old family owned business in Lake George, NY that mines and mills garnet for the sand paper and waterjet industries. Flow has sold Barton the exclusive right to sell abrasive to Flow’s customers for $2.5 million in cash at closing, future annual payments for the next three years based on achievement of system sales targets and royalty payments for systems sold over the next 10 years.

General Press Divestiture

North American Press, International Press, and the non-core portion of the Food business are not considered core to Flow’s business. In January 2005, the Company, with the assistance of Danske Markets, Inc., began to market the businesses to prospective purchasers. The Company has entered into exclusive negotiations with a potential purchaser for the Press and Food businesses. While there can be no guarantee negotiations will reach a successful conclusion, any potential transaction would include a supply agreement under which Flow would sell Food system related water pumps and spare parts to the purchaser for new and existing Food systems.

Conference Call

Flow International will host a conference call Thursday, September 15 at 1:00 p.m. EDT (10:00 a.m. PDT) to discuss the results. A live Webcast of the call may be found in the investor section at www.flowcorp.com.

A Webcast replay of the call will also be available for two weeks.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting, cleaning, and food safety applications, providing state-of-the-art ultrahigh-pressure (UHP) technology to industries including automotive, aerospace, job shop, surface preparation, food and more. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2005 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

The Company is under no obligation, and does not intend, to update any of the forward looking statements in this press release.

Flow International Corporation

Preliminary Consolidated Statement of Operations

(Unaudited)

Dollars in thousands, except per share data

	Three months ended July 31,
	2005	2004	% Change
Sales	$49,729	$48,982	2%
Cost of sales	29,088	31,087	-6%

Gross margin	20,641	17,895	15%

Operating expenses:
Marketing	8,535	7,309	17%
Research and engineering	2,673	2,604	3%
General and administrative	6,904	5,728	21%
Restructuring	98	—	NM
Financial Consulting	—	623	-100%

Operating expenses	18,210	16,264	12%

Operating income	2,431	1,631	49%
Interest expense, net	(624)	(3,095)	-80%
Other expense, net	(238)	(170)	-40%

Income (loss) before taxes	1,569	(1,634)	NM
Income tax provision	(861)	(706)	-22%

Net Income (loss)	$708	$(2,340)	NM

Earnings (loss) per share:
Basic	$0.02	$(0.15)	NM
Diluted	$0.02	(0.15)	NM
Weighted average shares outstanding (000):
Basic	34,299	15,686
Diluted	36,010	15,686

NM = not meaningful

Flow International Corporation

Preliminary Statement of Operations

Operations Breakdown

(Unaudited)

Dollars in thousands, except per share data

	Three Months ended July 31, 2005			Three Months ended July 31, 2004
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
Sales	$41,986	$7,743	$49,729	$38,299	$10,683	$48,982
Cost of sales	23,798	5,290	29,088	24,326	6,761	31,087

Gross margin	18,188	2,453	20,641	13,973	3,922	17,895
Operating expenses	15,433	2,777	18,210	12,940	3,324	16,264

Operating income (loss)	2,755	(324)	2,431	1,033	598	1,631

Flow International Corporation

Preliminary Supplemental Data

(Unaudited)

Dollars in thousands

	Three months ended July 31,
	2005	2004	% Change
Divisional revenue breakdown:
Flow Waterjet Systems:
Systems	$28,721	$25,900	11%
Consumable parts and services	13,265	12,399	7%

Total	41,986	38,299	10%
Avure Technologies
Fresher Under Pressure	2,337	3,868	-40%
General Press	5,406	6,815	-21%

Total	7,743	10,683	-28%

	$49,729	$48,982	2%

Geographic revenue breakdown:
United States	$28,954	$26,979	7%
Rest of Americas	4,181	4,895	-15%
Europe	10,826	10,757	1%
Asia	5,768	6,351	-9%

	$49,729	$48,982	2%

Depreciation and amortization expense	$1,165	$1,322	-12%
Capital spending	$519	$329	58%

Flow International Corporation
Preliminary Condensed Balance Sheet Data
(Unaudited)

Dollars in thousands
	July 31, 2005	April 30, 2005	% Change
Cash, including restricted cash	$17,746	$13,445	32%
Receivables, net	29,963	42,781	-30%
Inventories	26,018	24,218	7%
Total current assets	83,308	90,001	-7%
Total assets	122,317	131,334	-7%

Total debt	$17,617	$19,147	-8%
Total liabilities	82,729	90,818	-9%
Total shareholders’ equity	37,027	37,732	-2%